RESIGNATION
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         I, Karin Madison, Vice President, Secretary and a director of
International Travel CD's, Inc., a Colorado corporation ("Corporation"), hereby tender and submit my resignation as Vice President, Secretary and a director of the Corporation; such resignations to be effective on the 18th day of December, 2001.
         Furthermore, I hereby waive any unpaid or accrued compensation due to me from the Corporation.


                                    /s/ Karin Madison
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                                    Karin Madison